Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3 No. 333-159062) and related Prospectus Supplement of Telefónica, S.A. for the registration of an indeterminate amount of fixed rate senior notes of Telefónica Emisiones S.A.U., guaranteed by Telefónica, S.A., and to the incorporation by reference therein of our reports dated April 30, 2009, with respect to the consolidated financial statements of Telefónica, S.A. and subsidiaries, and the effectiveness of internal control over financial reporting of Telefónica, S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young S.L.
Madrid, Spain
June 18, 2009

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